Exhibit (i)

SEWARD & KISSEL LLP

901 K Street, NW

Suite 800

Washington, D.C. 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

www.sewkis.com

December 1, 2021

The AB Portfolios

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentlemen:

We have acted as counsel for The AB Portfolios (the “Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of Class A shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, Class I shares and Class Z shares, as applicable (the “Shares”), representing the beneficial interests in the Trust’s AB Wealth Appreciation Strategy, AB All Market Total Return Portfolio, AB Sustainable Thematic Balanced Portfolio (formerly, AB Conservative Wealth Strategy), AB Tax-Managed Wealth Appreciation Strategy and AB Tax-Managed All Market Income Portfolio (each a “Fund” and collectively, the “Funds”), par value per share as set forth in the Trust’s Agreement and Declaration of Trust (the “Declaration”). The Trust was formed under Massachusetts law, is a trust with transferable shares of the type commonly called a “Massachusetts business trust” and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of each class of a Fund being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on December 1, 2021, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i).

As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Declaration and By-laws of the Trust and applicable amendments and supplements thereto and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, and subject to the qualification concerning possible shareholder liability set forth below, we are of the opinion that the Shares of each Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of a Fund under the laws of the Commonwealth of Massachusetts.

Under Massachusetts law, shareholders of a trust could, under certain circumstances, be held personally liable for the obligations of the trust by reason of being, or having been, a shareholder of the trust. However, the Declaration disclaims shareholder liability for acts or obligations of the Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by reason of being, or having been, a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss by reason of being, or having been, a shareholder of a Fund is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We do not express an opinion with respect to any laws other than the laws of Massachusetts applicable to the issuance of shares of beneficial interest in a domestic business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Massachusetts or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information—Counsel” in the Part B thereof.

Very truly yours,

/s/ Seward & Kissel LLP